Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hyster-Yale Materials Handling, Inc. 2020 Long-Term Equity Incentive Plan of Hyster-Yale Materials Handling, Inc. of our reports dated February 24, 2021, with respect to the consolidated financial statements and schedule of Hyster-Yale Materials Handling, Inc., and the effectiveness of internal control over financial reporting of Hyster-Yale Materials Handling, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

February 1, 2022